Exhibit 99.2

    Four Oaks Fincorp, Inc. Announces Five-for-Four Stock Split

   FOUR OAKS, N.C.--(BUSINESS WIRE)--Oct. 23, 2003--At the regularly scheduled meeting on October 20, 2003, the Board of Directors of Four Oaks Fincorp, Inc. (OTCBB:FOFN) approved a five-for-four split of the Corporation's common stock, which represents a 25% stock dividend.
   President and CEO Ayden R. Lee, Jr. stated that "this split serves to express to our shareholders and the investing public our expectations for the continued success of the Company."
   Currently, there are approximately 2.1 million shares of common stock outstanding. Following the split, Four Oaks Fincorp, Inc. will have over 2.6 million shares of common stock outstanding. The split is payable November 10, 2003 to shareholders of record on November 3, 2003.
   Total assets for the Company as of September 30, 2003 were $328,695,000. Four Oaks Fincorp, Inc. is a bank holding company for Four Oaks Bank & Trust Company which operates ten banking offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, and Holly Springs, North Carolina.
   Four Oaks Fincorp, Inc. trades through our market makers under the symbol of FOFN.
   Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks and changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for possible loan losses and the low trading volume of our common stock.


    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr. or Nancy S. Wise, 919-963-2177